Exhibit 99.1

Microsoft Reports Record Second Quarter Results

Robust holiday sales and enterprise demand drive revenue growth of 30%

REDMOND, Wash. — January 24, 2008 — Microsoft Corp. today announced second quarter records for revenue, operating income and diluted earnings per share of $16.37 billion, $6.48 billion and $0.50, respectively. Compared to the year ago period, these figures represent growth of 30%, 87% and 92% for revenue, operating income and diluted earnings per share, respectively.

Results in the prior year were impacted by the deferral of $1.64 billion of revenue and operating income and $0.11 of diluted earnings per share from the second to the third quarter of fiscal 2007, due primarily to technology guarantee programs. Without these deferrals, second quarter growth rates for revenue, operating income and earnings per share would be 15%, 27% and 32%, respectively.

“Revenue of over $16 billion this quarter exceeds our previous record by $2 billion,” said Chris Liddell, chief financial officer at Microsoft. “We are extremely pleased by the broad based strength of our business performance and field execution. Throughout the first half of our fiscal year, all of our businesses met or beat our expectations.”

Since Windows Vista became generally available one year ago, Microsoft’s Client business has grown over 20% on average and sales of Windows Vista have surpassed 100 million licenses.

“We are pleased with the progress of Windows Vista in the market. We’ve hit our stride with partners and customers and are looking forward to the release of our first service pack later this quarter,” said Kevin Johnson, president of the Platforms and Services Division at Microsoft.

Sales to business customers remained brisk in the quarter with Microsoft Business Division and the Server and Tools business each experiencing double-digit revenue growth rates over the prior year and together increased revenue over $1 billion versus the comparable quarter last year. Microsoft Business Division generated 23% business revenue growth driven by the versions of Microsoft Office, Microsoft SharePoint and Microsoft Exchange that were launched last November.

“We are in the midst of another strong year with great momentum heading into calendar year 2008,” said Kevin Turner, chief operating officer at Microsoft. “We continue to see healthy demand from both businesses and consumers in the United States and our growth in emerging markets is especially strong. Looking across Brazil, Russia, India and China, our field revenue reached a combined growth rate over 65% this quarter. As we look ahead, our Windows Server 2008 launch, with our virtualization solution, will further our quest to bring exceptional value to our customers.”

Microsoft rolled out new consumer focused offerings during the quarter such as Windows Home Server, new versions of the Zune media player and the next generation of Windows Live Online Services. Exiting the calendar year, the life to date sales of Xbox 360 consoles reached 17.7 million units, representing a 70% increase from the prior year.

Business Outlook

Microsoft management offers the following guidance for the quarter ending March 31, 2008:

•	Revenue is expected to be in the range of $14.3 billion to $14.6 billion.

•	Operating income is expected to be in the range of $5.6 billion to $5.7 billion.

•	Diluted earnings per share are expected to be in the range of $0.43 to $0.45.

Management offers the following guidance for the full fiscal year ending June 30, 2008:

•	Revenue is expected to be in the range of $59.9 billion to $60.5 billion.

•	Operating income is expected to be in the range of $24.2 billion to $24.4 billion.

•	Diluted earnings per share are expected to be in the range of $1.85 to $1.88.

Webcast Details

Microsoft will hold an audio webcast at 2:30 p.m. PST (5:30 p.m. EST) today with Chris Liddell, senior vice president and chief financial officer, Frank Brod, corporate vice president and chief accounting officer, and Colleen Healy, general manager of Investor Relations, to discuss details of the company’s performance for the quarter and certain forward-looking information. The session may be accessed at http://www.microsoft.com/msft. The webcast will be available for replay through the close of business on January 26, 2009.

Microsoft Corporation

Adjusted Financial Results – Non-GAAP Measures Reconciliation

	Three Months Ended December 31, 2007			Three Months Ended December 31, 2006			Year over Year Growth
($ in millions, except per share amounts)	Revenue	Operating income	Diluted earnings per share	Revenue	Operating income	Diluted earnings per share*	Revenue	Operating income	Diluted earnings per share
As reported	$16,367	$6,481	$0.50	$12,542	$3,472	$0.26	30%	87%	92%
Technology Guarantee & pre-shipment deferrals				$1,637	$1,637	$0.11
As adjusted				$14,179	$5,109	$0.38	15%	27%	32%

*	Items may not add due to rounding

This information has been provided to aid readers of the financial statements in further understanding the company’s financial performance and the impact that certain items and events had on the financial results may not be indicative of trends affecting the company’s business. For comparability of reporting, management considers this information in conjunction with GAAP amounts in evaluating business performance. The non-GAAP financial measures provided above should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

About Microsoft

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	challenges to Microsoft’s business model;

•	intense competition in all of Microsoft’s markets;

•	Microsoft’s continued ability to protect its intellectual property rights;

•	claims that Microsoft has infringed the intellectual property rights of others;

•	the possibility of unauthorized disclosure of significant portions of Microsoft’s source code;

•	actual or perceived security vulnerabilities in Microsoft products that could reduce revenue or lead to liability;

•	government litigation and regulation affecting how Microsoft designs and markets its products;

•	Microsoft’s ability to attract and retain talented employees;

•	delays in product development and related product release schedules;

•	significant business investments that may not produce offsetting increases in revenue;

•	changes in general economic conditions that affect demand for computer hardware or software;

•	adverse results in legal disputes;

•	unanticipated tax liabilities;

•	Microsoft’s consumer hardware products may experience quality or supply problems;

•	impairment of goodwill or amortizable intangible assets causing a charge to earnings;

•	exposure to increased economic and regulatory uncertainties from operating a global business;

•	geo-political conditions, natural disaster, cyber-attack or other catastrophic events disrupting Microsoft’s business;

•	acquisitions and joint ventures that adversely affect the business;

•	improper disclosure of personal data could result in liability and harm to Microsoft’s reputation;

•	sales channel disruption such as the bankruptcy of a major distributor; and

•	Microsoft’s ability to implement operating cost structures that align with revenue growth.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations website at http://www.microsoft.com/msft.

All information in this release is as of January 24, 2008. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

For more information, financial analysts and investors only:

Colleen Healy, general manager, Investor Relations, (425) 706-3703

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070, rrt@waggeneredstrom.com

Note to editors: If you are interested in viewing additional information on Microsoft, please visit the Microsoft web page at http://www.microsoft.com/presspass on Microsoft’s corporate information pages. Web links, telephone numbers and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. PST conference call with investors and analysts, are available at http://www.microsoft.com/msft.

Microsoft Corporation

Income Statements

(In millions, except per share amounts) (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
Revenue	$16,367	$12,542	$30,129	$23,353
Operating expenses:
Cost of revenue	3,543	3,620	6,218	5,316
Research and development	1,885	1,637	3,722	3,423
Sales and marketing	3,392	2,999	6,006	5,190
General and administrative	1,066	814	1,784	1,478

Total operating expenses	9,886	9,070	17,730	15,407

Operating income	6,481	3,472	12,399	7,946
Investment income and other	339	333	637	900

Income before income taxes	6,820	3,805	13,036	8,846
Provision for income taxes	2,113	1,179	4,040	2,742

Net income	$4,707	$2,626	$8,996	$6,104

Earnings per share:
Basic	$0.50	$0.27	$0.96	$0.62

Diluted	$0.50	$0.26	$0.95	$0.61

Weighted average shares outstanding:
Basic	9,361	9,806	9,370	9,867

Diluted	9,503	9,942	9,519	9,996

Cash dividends declared per common share	$0.11	$0.10	$0.22	$0.20

Microsoft Corporation

Balance Sheets

(In millions)

	December 31, 2007	June 30, 2007 (1)
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$7,460	$6,111
Short-term investments (including securities pledged as collateral of $1,984 and $2,356)	13,616	17,300

Total cash and short-term investments	21,076	23,411
Accounts receivable, net of allowance for doubtful accounts of $149 and $117	11,621	11,338
Inventories, net	755	1,127
Deferred income taxes	1,483	1,899
Other current assets	2,840	2,393

Total current assets	37,775	40,168
Property and equipment, net	4,965	4,350
Equity and other investments	9,413	10,117
Goodwill	10,309	4,760
Intangible assets, net	1,717	878
Deferred income taxes	1,200	1,389
Other long-term assets	1,960	1,509

Total assets	$67,339	$63,171

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,612	$3,247
Accrued compensation	1,977	2,325
Income taxes	863	1,040
Short-term unearned revenue	10,221	10,779
Securities lending payable	2,166	2,741
Other current liabilities	3,219	3,622

Total current liabilities	22,058	23,754
Long-term unearned revenue	1,957	1,867
Other long-term liabilities	8,893	6,453
Commitments and contingencies
Stockholders’ equity:
Common stock and paid-in capital—shares authorized 24,000; outstanding 9,329 and 9,380	62,528	60,557
Retained deficit, including accumulated other comprehensive income of $1,628 and $1,654	(28,097)	(29,460)

Total stockholders’ equity	34,431	31,097

Total liabilities and stockholders’ equity	$67,339	$63,171

(1)	Derived from audited financial statements

Microsoft Corporation

Cash Flows Statements

(In millions) (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
Operations
Net income	$4,707	$2,626	$8,996	$6,104
Depreciation, amortization, and other noncash items	481	365	916	614
Stock-based compensation	360	437	693	893
Net recognized gains on investments	(134)	(29)	(321)	(235)
Excess tax benefits from stock-based payment arrangements	(33)	(8)	(102)	(48)
Deferred income taxes	323	(517)	680	(351)
Unearned revenue	5,995	6,029	9,816	9,246
Recognition of unearned revenue	(5,368)	(4,265)	(10,333)	(8,315)
Accounts receivable	(2,586)	(2,945)	220	(444)
Other current assets	445	723	210	(357)
Other long-term assets	(55)	(264)	(66)	(399)
Other current liabilities	325	(354)	(864)	(1,196)
Other long-term liabilities	107	244	600	591

Net cash from operations	4,567	2,042	10,445	6,103
Financing
Common stock issued	2,335	4,449	2,981	4,834
Common stock repurchased	(4,057)	(5,797)	(6,987)	(13,480)
Common stock cash dividends	(1,034)	(980)	(1,972)	(1,877)
Excess tax benefits from stock-based payment arrangements	33	8	102	48
Other	—	(3)	—	(23)

Net cash used in financing	(2,723)	(2,323)	(5,876)	(10,498)
Investing
Additions to property and equipment	(695)	(572)	(1,205)	(983)
Acquisition of companies, net of cash acquired	(433)	(125)	(5,829)	(461)
Purchases of investments	(6,317)	(9,102)	(12,314)	(21,957)
Maturities of investments	470	1,325	800	2,159
Sales of investments	6,696	7,448	15,816	26,149
Securities lending payable	(770)	(932)	(574)	(404)

Net cash from (used in) investing	(1,049)	(1,958)	(3,306)	4,503
Effect of exchange rates on cash and equivalents	28	22	86	37

Net change in cash and equivalents	823	(2,217)	1,349	145
Cash and equivalents, beginning of period	6,637	9,076	6,111	6,714

Cash and equivalents, end of period	$7,460	$6,859	$7,460	$6,859

Microsoft Corp.

Segment Revenue and Operating Income / (Loss)

(In millions) (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
Revenue
Client	$4,335	$2,586	$8,473	$5,893
Server and Tools	3,278	2,843	6,178	5,339
Online Services Business	863	625	1,534	1,161
Microsoft Business Division	4,811	3,513	8,922	6,941
Entertainment and Devices Division	3,060	2,969	4,989	3,980
Unallocated and Other	20	6	33	39

Total revenue	$16,367	$12,542	$30,129	$23,353

Operating Income / (Loss)
Client	$3,358	$1,838	$6,727	$4,485
Server and Tools	1,172	981	2,132	1,751
Online Services Business	(245)	(118)	(510)	(236)
Microsoft Business Division	3,185	2,152	5,879	4,391
Entertainment and Devices Division	357	(302)	524	(423)
Corporate-Level Activity	(1,346)	(1,079)	(2,353)	(2,022)

Total operating income	$6,481	$3,472	$12,399	$7,946